Exhibit 5.1

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

June 30, 2005

Cephalon, Inc.

41 Moores Road

Frazer, Pennsylvania 19355

Re:                               Cephalon, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Cephalon, Inc., a Delaware corporation (the “Company”), on February 6, 2004 (Registration No. 333-112541) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company is issuing $120,000,000 aggregate principal amount of its 2.00%  Convertible Senior Subordinated Notes due June 1, 2015 (the “Notes”).  The Notes will be issued under an Indenture dated June 7, 2005 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Notes and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

Based on the foregoing, we are of the opinion that:

1.             The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.             The Notes have been legally issued and constitute binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

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3.             The shares of Common Stock, par value $0.01 per share, of the Company (the “Conversion Shares”) issuable upon conversion of the Notes in accordance with the Notes and the Indenture will be legally issued, fully paid and nonassessable when certificiates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto.

For the purposes of this opinion letter, we have assumed that, at the time of each issue of Conversion Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; and (ii) the Restated Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

We do not find it necessary for purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance and sale of the Notes or the Conversion Shares.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP